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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]



June 12, 2000


AMYLIN PHARMACEUTICALS, INC.
9373 Towne Centre Drive
San Diego, CA  92121


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AMYLIN PHARMACEUTICALS, INC. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 100,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), for issuance pursuant to the Company's Non-Employee Directors' Stock Option Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plan, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan and the Registration Statement will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By: /S/ Thomas A. Coll
   -------------------------
        Thomas A. Coll